Exhibit 10.39
APPENDIX B
DETERMINATION OF TSR RANKING

As of the Effective Date, the Committee has established a peer group of companies for the purpose of determining the Company’s relative TSR ranking for the Performance Period or the CIC period.

The table below reflects the Shares, expressed as a percentage of the Target Number of Shares, that may be payable to the Participant based upon the Company’s TSR ranking within the peer group for the Performance Period. Notwithstanding any provision in this Appendix B or in the Agreement to the contrary, other than Subparagraph 5(d), the Committee has the sole and absolute discretion to reduce the number of Shares payable to the Participant to zero (0) pursuant to Subparagraph 4(d) of the Agreement.

Company TSR Ranking Within the Peer Group	Percentage of the Target Number of Shares
1st	200.0%
2nd	200.0%
3rd	187.5%
4th	175.0%
5th	150.0%
6th	125.0%
Target Peer Group Ranking 7th	100.0%
8th	76.7%
9th	53.3%
10th	30.0%
11th	0.0%
12th	0.0%
13th	0.0%
14th	0.0%